Exhibit 99.1
LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND REPORTS 2013 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, February 28, 2014 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three months and year ended December 31, 2013.

“We made important progress in our late-stage drug development programs in 2013, completing multiple studies of LX4211 for diabetes and increasing enrollment in our pivotal Phase 3 trial for telotristat etiprate for carcinoid syndrome,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon. “In 2014, we expect to focus our resources on advancing those programs through clinical development and preparing for the transition to commercialization.”

Key Developments in 2013

•
LX4211: Lexicon announced positive top-line results from a proof-of-concept study of LX4211, a dual inhibitor of sodium-glucose transporters 1 and 2, in patients with type 2 diabetes and moderate to severe renal impairment. LX4211 achieved the primary endpoint of reducing post-prandial glucose and was well tolerated, with treatment emergent adverse events being characterized as mild or moderate in severity and evenly distributed between LX4211 and placebo. Lexicon also completed the pioneer portion of a Phase 2 clinical trial of LX4211 in patients with type 1 diabetes, in which LX4211 was given in combination with insulin. Lexicon completed enrollment of patients in the placebo-controlled, expansion portion of the trial and expects to report top-line results near the end of the first quarter of 2014.

•
Telotristat etiprate (LX1032): Lexicon made significant progress in the enrollment of carcinoid syndrome patients in a pivotal Phase 3 clinical trial of telotristat etiprate, an inhibitor of tryptophan hydroxylase (TPH) that reduces peripheral serotonin production without affecting brain serotonin levels. Lexicon also initiated a companion study of telotristat etiprate in the same indication.

•
LX1033: Lexicon completed a Phase 2 clinical trial of LX1033, an inhibitor of TPH that acts locally in the gastrointestinal tract to reduce serotonin production without impacting brain serotonin levels. Top-line data from the study, which evaluated the safety and tolerability of LX1033 and its effect on symptoms associated with irritable bowel syndrome, showed that all treatment groups, including placebo, showed significant improvements in stool consistency over time. However, such improvements in patients treated with LX1033 were not statistically significant relative to those treated with placebo.

In January 2014, Lexicon announced plans to focus its resources on its late-stage drug development programs, principally LX4211 and telotristat etiprate, in preparation for the transition to commercialization. The change in focus involves personnel reductions, primarily in research, discovery and support positions, during the first and second quarter of 2014. With the change in focus, Dr. Sands indicated his intention to develop a succession plan with the board of directors to identify a new chief executive officer for the next phase of Lexicon’s growth. The board of directors has initiated a search for a new chief executive officer and has designated a subcommittee of the board of directors to assist in those efforts. It is planned that Dr. Sands will continue as chief executive officer until that process is complete.

Financial Results

Revenues: Lexicon’s revenues for the three months ended December 31, 2013 increased 547 percent to $1.4 million from $0.2 million for the corresponding period in 2012, primarily due to revenues recognized from a collaboration with a non-profit institute supporting the Phase 2 development of LX4211 in type 1 diabetes. For the year ended

December 31, 2013, revenues increased 104 percent to $2.2 million from $1.1 million for the corresponding period in 2012.

Research and Development Expenses: Research and development expenses for the three months ended December 31, 2013 decreased three percent to $20.3 million from $21.0 million for the corresponding period in 2012. For the year ended December 31, 2013, research and development expenses increased nine percent to $89.7 million from $82.6 million for the corresponding period in 2012.

Increase (Decrease) in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon’s consolidated statements of operations. For the three months ended December 31, 2013, the fair value of the Symphony Icon purchase liability decreased by $5.3 million as compared to a decrease of $0.2 million in the corresponding period in 2012. The decrease was primarily attributable to a reduction in the liability associated with Lexicon’s LX1033 development program in diarrhea-predominant irritable bowel syndrome. For the year ended December 31, 2013, the fair value of the Symphony Icon purchase liability decreased by $2.2 million as compared to an increase of $9.9 million in the corresponding period in 2012.

General and Administrative Expenses: General and administrative expenses for the three months ended December 31, 2013 decreased 13 percent to $3.4 million from $3.9 million for the corresponding period in 2012. For the year ended December 31, 2013, general and administrative expenses increased slightly to $17.1 million from $17.0 million for the corresponding period in 2012.

Consolidated Net Loss: Net loss for the three months ended December 31, 2013 was $17.4 million, or $0.03 per share, compared to a net loss of $24.9 million, or $0.05 per share, in the corresponding period in 2012. Net loss for the year ended December 31, 2013 was $104.1 million, or $0.20 per share, compared to a net loss of $110.2 million, or $0.23 per share, for the corresponding period in 2012. For the three months and year ended December 31, 2013, net loss included non-cash, stock-based compensation expense of $1.7 million and $7.4 million, respectively. For the three months and year ended December 31, 2012, net loss included non-cash, stock-based compensation expense of $1.6 million and $6.5 million, respectively.

Cash and Investments: As of December 31, 2013, Lexicon had $129.1 million in cash and investments, as compared to cash and investments of $151.2 million as of September 30, 2013 and $223.2 million as of December 31, 2012.

Lexicon Conference Call
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for 2013 and financial guidance for 2014 at 11:00 a.m. Eastern Time on February 28, 2014. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 30511451. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through March 28, 2014.

About Lexicon
Lexicon is a biopharmaceutical company focused on developing breakthrough treatments for human disease. Lexicon has clinical-stage drug programs for diabetes, carcinoid syndrome, and other indications, all of which were discovered by Lexicon’s research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of LX4211, telotristat etiprate (LX1032) and LX1033, including characterizations of the results of and projected timing of clinical trials of such compounds, and the potential therapeutic and commercial potential of LX4211, telotristat etiprate (LX1032) and LX1033. In addition, this press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to successfully conduct clinical development of LX4211, telotristat etiprate (LX1032) and LX1033 and preclinical and clinical development of its other potential drug candidates, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$1,376	$218	$2,109	$783
Subscription and license fees	34	—	113	306
Total revenues	1,410	218	2,222	1,089
Operating expenses:
Research and development, including stock-based compensation of $997, $798, $4,376 and $3,673, respectively	20,263	20,990	89,682	82,574
Increase (decrease) in fair value of Symphony Icon, Inc. purchase liability	(5,289)	(200)	(2,210)	9,887
General and administrative, including stock-based compensation of $696, $792, $3,045 and $2,822, respectively	3,412	3,920	17,121	17,043
Total operating expenses	18,386	24,710	104,593	109,504
Loss from operations	(16,976)	(24,492)	(102,371)	(108,415)
Interest income	21	55	157	213
Interest expense	(477)	(520)	(1,971)	(2,114)
Other income, net	18	84	59	105
Consolidated net loss	$(17,414)	$(24,873)	$(104,126)	$(110,211)

Consolidated net loss per common share, basic and diluted	$(0.03)	$(0.05)	$(0.2)	$(0.23)

Shares used in computing consolidated net loss per common share, basic and diluted	513,523	507,619	513,117	489,707

Consolidated Balance Sheet Data	As of December 31,	As of December 31,
(In thousands)	2013	2012
	(unaudited)
Cash and investments.	$129,128	$223,208
Property and equipment, net	41,362	42,634
Goodwill	44,543	44,543
Other intangible assets	53,557	53,557
Total assets	274,160	371,778
Deferred revenue	13,600	14,038
Current and long-term debt	21,877	23,451
Other long-term liabilities.	32,386	32,283
Accumulated deficit	(1,003,959)	(899,832)
Total stockholders’ equity	170,163	266,678

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Contact for Lexicon:

Chas Schultz
Senior Director, Finance and Communications
281/863-3421
cschultz@lexpharma.com